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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE:

FOR:                                                                   CONTACT:
John A. Ingleman                                                   Todd Bradley
Chief Financial Officer                                      Investor Relations
320-597-3797                                                       320-587-1605
                                                                             or
                                                                  Chris Malacek
                                                                      Shandwick
                                                                   612-841-6181


HUTCHINSON TECHNOLOGY SETS CONVERTIBLE NOTE OFFERING


HUTCHINSON, Minn., March 5, 1998 - Hutchinson Technology Incorporated (Nasdaq/NMS: HTCH) today announced that it plans to raise $140 million in an offering of convertible subordinated notes due 2005 in March 1998 through a private placement under Rule 144A to qualified institutional buyers and institutional accredited investors.

     The company intends to use the proceeds of this offering to fund its immediate short-term operating and capital expenditure requirements primarily related to the roll-out of the company's TSA suspension technology, and to repay certain indebtedness.

     The company's operating results have been adversely affected by excess inventory held by disk drive and recording head manufacturers and continued inefficiencies in producing its TSA suspensions. Due to the combination of these factors, the company's operating results have not provided the cash needed to help fund planned capital expenditures that are necessary to meet rising demand for the company's TSA suspension assemblies. The company recently signed a commitment for a proposed credit facility for $25 million, subject to completion of the underlying documentation and certain other conditions. The company believes the net proceeds from the offering, plus anticipated future revenue and cash flow from operations, will be sufficient to meet its operating expenses, debt service and capital expenditure requirements through fiscal 1999, but there can be no assurances in this regard. The company anticipates that continued significant capital expenditures will be necessary in fiscal 1999 and 2000 for continued expansion of its TSA suspension production capacity as the company transitions from conventional suspension assembly production to high volume TSA suspension assembly production, and to accommodate anticipated market growth.

     The notes and the common stock into which the notes are convertible have not been and will not be registered under the Securities Act of 1933, as amended, or applicable state or foreign securities laws, and may not be offered or sold in the United States absent registration under federal and applicable state securities laws or an available exemption from such registration requirements.

                                        (more)

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2 - Hutchinson Technology . . .

     Hutchinson Technology is the leading worldwide supplier of suspension assemblies for disk drives.

     This announcement contains forward-looking statements that involve risks and uncertainties. The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of fluctuating order rates and product mix, slower or faster customer acceptance of its new products, difficulties in financing and expanding capacity, changes in manufacturing efficiencies and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended September 28, 1997.

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